UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K
                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported): February 5, 1999

                            PRIME GROUP REALTY TRUST
             (Exact name of registrant as specified in its charter)

    Maryland                       1-13589                         36-4173047
(State or other          (Commission File Number)              (I.R.S. Employer
 jurisdiction of                                                 Identification
 incorporation or                                                   Number)
 organization)

77 West Wacker Drive, Suite 3900, Chicago Illinois                  60601
  (Address of principal executive offices)                       (Zip Code)

       Registrant's telephone number, including area code: (312) 917-1300

                                       N/A
          (Former name of former address, if changed since last report)


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ITEM 5.  OTHER EVENTS

The registrant has announced the acquisition of the National City Center Office Tower in Cleveland, Ohio. A press release dated February 5, 1999 relating to this event is attached to this Report. This Current Report on Form 8-K is being filed in accordance with Rule 135c (d) of the Securities Act of 1933, as amended. The text of the press release is as follows:

Chicago, Illinois, February 5, 1999. Prime Group Realty Trust (NYSE:PGE) (the "Company") announced today its acquisition of the National City Center office tower in Cleveland, Ohio under a new agreement with affiliates of Blackstone Real Estate Advisors ("Blackstone"), as well as the execution of an option agreement with Blackstone granting the Company an option to purchase IBM Plaza in Chicago, Illinois on or before December 20, 1999. Under the new agreement, National City Center was purchased for $100 million. The option to acquire IBM Plaza is at a purchase price of $238 million. Prime Group has made an $8.0 million nonrefundable option payment to the seller of the IBM Building, which payment will be applied against the purchase price in the event the Company exercises its option. As part of the new agreement, the pending lawsuit between the parties has been dismissed and the $20.0 million earnest money deposit under the original agreement has been applied toward the purchase price for National City Center and the option payment for IBM Plaza.

"We believe the new agreement is an excellent investment opportunity for our Company, which is expected to provide a combined 10 year unleveraged rate of return of 13.6% on a cash basis, assuming the purchase of IBM Plaza under our option," stated Richard S. Curto, the Chief Executive Officer of the Company.
"The new agreement contains two important improvements for the Company when compared to the original agreement. First, the combined purchase price for these two buildings was reduced by nearly $18 million. In addition, the exercise of the option to acquire IBM Plaza at the end of 1999, as opposed to the originally scheduled closing date in September, 1998, will result in a significant improvement in the first year cash return from the property to be realized by our Company. With contractual rent increases and the lease-up of vacant space during the option period, we expect to realize a first year unleveraged cash yield of 9.0% if we exercise our option and close on the property on or before December 20, 1999. Thereafter, the property has an expected ten-year internal growth rate of 5.4%."

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FINANCING

Financing for these acquisitions includes a combination of mortgage debt and cash. The National City Center building was purchased through the assumption of a $61.6 million nonrecourse first mortgage plus approximately $38.4 million in cash. The Company anticipates obtaining mortgage financing of $150 to $160 million to purchase IBM Plaza, with the remainder of the purchase price being paid with cash.

NATIONAL CITY CENTER

National City Center is one of the most visible Class A office buildings in downtown Cleveland and is located at Euclid Avenue and East 9th Street. The 35-story building contains a total of 766,965 net rentable square feet and is currently 99% leased. The building is the corporate headquarters of National City Bank which occupies 520,425 rentable square feet in the building. National City Bank is the largest bank in Ohio and the 13th largest in the United States, and carries an A+ credit rating from Standard & Poor's. The building also is occupied by Baker & Hostetler, one of Cleveland's leading law firms, KPMG Peat Marwick, and Ernst & Young.

"The purchase price of $100.0 million, or $130.38 per rentable square foot, represents approximately 60% of estimated replacement cost," added Curto. We expect this transaction to produce a first year cash yield of 9.4%. More importantly, however, the projected ten year unleveraged rate of return on this property is estimated to be 14.2%."

IBM PLAZA

Chicago's prominent IBM Plaza building is located between State and Wabash Streets along the north bank of the Chicago River, just two blocks east of the Company's flagship office tower at 77 West Wacker Drive. The 47-story, Class A office tower contains 1,354,354 rentable square feet and provides tenants with unobstructed views of Lake Michigan and the Chicago River. The purchase price includes an adjacent eleven-story, 902-space parking garage worth an estimated $15.0 million, as well as approximately 6,500 rentable square feet of retail space. IBM Plaza was designed by the internationally-renowned architect, the late Ludwig Mies van der Rohe. The two largest tenants are IBM Corporation and Jenner & Block, a leading Chicago law firm, which combined occupy approximately 48% of the building under long term leases.

"Our purchase of an option to acquire the IBM Plaza presents a significant opportunity for Prime Group Realty Trust to capitalize on the continued growth of the downtown Chicago office market," stated Mr. Curto. "Current rents in the building are below market and a majority of the leases provide for substantial escalation in net rent over the next ten years. Net of the value allocated to the parking garage, the Company's option price represents only $164.65 per rentable square foot, which we believe is less than 70% of the current replacement cost of the building."

Prime Group Realty Trust is a fully-integrated, self-administered, and self-managed real estate investment trust (REIT) which owns, manages, leases, develops, and redevelops office and industrial real estate, primarily in the Chicago metropolitan area. Including National City Center, the Company's portfolio consists of 27 office properties, containing an aggregate of 8.2 million net rentable square feet, and 48 industrial properties containing an aggregate of 6.1 million net rentable square feet. The portfolio also includes
225.5 acres of developable land and rights to acquire more than 325.8 additional acres of developable land which management believes could be developed with approximately 12.3 million rentable square feet of additional office and industrial space.

This press release contains certain forward-looking statements. The words "believes", "expects", "anticipates", "estimates", "projects" and similar words or expressions are generally intended to identify forward-looking statements. These statements involve risks and uncertainties and actual results may vary. For further information, reference should be made to Prime Group realty Trust's filings with the Securities and Exchange Commission.

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                                   SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                                  PRIME GROUP REALTY TRUST
                                                  ------------------------
                                                  Registrant


                                                  /s/ William M. Karnes
                                                  ------------------------
                                                  William M. Karnes
                                                  Executive Vice President and
                                                  Chief Financial Officer


Date:  February 12, 1999



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